As filed with the Securities and Exchange Commission on February 10, 2000.

                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   ----------

                      REGISTRATION STATEMENT ON FORM S-3

                                    Under

                          THE SECURITIES ACT OF 1933

                                   ----------

                     SPATIALIZER AUDIO LABORATORIES, INC.

            (Exact name of registrant as specified in its charter)

          Delaware                             3698                      95-4484725
----------------------------       ----------------------------      -------------------
(State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
   of incorporation or             Classification Code Number)       Identification No.)
     organization)

                       20700 Ventura Boulevard, Suite 140
                        Woodland Hills, California 91364
                                 (818) 227-3370
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Henry R. Mandell, Chief Executive Officer
                      Spatializer Audio Laboratories, Inc.
                       20700 Ventura Boulevard, Suite 140
                        Woodland Hills, California 91364
                                 (818) 227-3370
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:
                             Margaret G. Graf, Esq.
                           Brand Farrar & Buxbaum LLP
                       515 South Flower Street, Suite 3500
                       Los Angeles, California 90071-2201
                                 (213) 228-0288
                           Direct Dial: (213) 426-6260

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

 Title of Each       Amount to be     Proposed Maximum    Proposed Maximum      Amount of
Class of Securities  Registered (1)  Offering Price Per   Aggregate Offering  Registration Fee
to be Registered                           Share                Price              (2)
-------------------  --------------  ------------------   -----------------   --------------
Common Stock,
$.01 par value per     6,197,636          $2.02(2)               (2)            $3,305.08
     share

(1) This registration statement relates to the resale of 6,197,636 shares of Common Stock issued prior to the filing date hereof, and the resale of up to 2,525,000 shares of Common Stock issuable on the exercise of currently outstanding Options and Warrants.

(2) Pursuant to Rule 457(c), the fee calculation is based on the average of the high and low prices of the Registrant's Shares on the OTC Bulletin Board on February 8, 2000. The Registration Fee is calculated based on 6,197,636 shares at a proposed offering price per share of $2.02.

The Registrant hereby files this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

                      SPATIALIZER AUDIO LABORATORIES, INC.

                              Cross-Reference Sheet

      Item No.                                                   Form S-3 Caption
1.    Forepart of the registration statement and Outside Front   Outside Front and Cover Page
      Cover Page of prospectus

2.    Inside Front and Outside Back Cover Pages of prospectus    Inside Front and Outside Back
                                                                 Cover Pages of prospectus
3.    Summary Information, Risk Factors and Ratio of Earnings    The Company; Business; Risk
      to Fixed Charges                                           Factors; Capitalization

4.    Use of Proceeds                                            Use of Proceeds

5.    Determination of Offering Price                            Not Applicable

6.    Dilution                                                   Not Applicable

7.    Selling Security Holders                                   Selling Stockholders

8.    Plan of Distribution                                       Outside Front Cover; The
                                                                 Company; Plan of Distribution

9.    Description of Securities to be Registered                 Description of Capital Stock

10.   Interests of Named Experts and Counsel                     Legal Matters; Experts

11.   Material Changes                                           Not Applicable

12.   Incorporation of Certain Information by Reference          Incorporation of Certain
                                                                 Information by Reference

13.   Disclosure of SEC Position on Indemnification for          Indemnification and Personal
      Securities Act Liabilities                                 Liability of Officers and Directors

[Front Cover of Prospectus]

                                6,197,636 Shares

                      SPATIALIZER AUDIO LABORATORIES, INC.
                            (a Delaware corporation)

Certain stockholders of Spatializer Audio Laboratories, Inc. are offering for resale 6,197,636 shares of Common Stock, including 3,672,636 shares of Common Stock which are currently outstanding and 2,525,000 shares of Common Stock reserved for issuance on the exercise of outstanding Options and Warrants. Of these, 1,933,381 shares of the Common Stock are, or upon exercise of Options and Warrants will be, held by Selling Stockholders who are officers or directors.

Our Common Stock is traded on the OTC Bulletin Board under the symbol "SPAZ." On February 8, 2000 the closing price of the Common Stock on the OTC Bulletin Board was $2.03 U.S.

Before investing in the Common Stock, you should carefully consider the risks described in the "Risk Factors" section beginning on page 4.

                                                         Per Share     Total(1)

Public offering price                                      $2.02     $12,519,224
Proceeds, before expenses, to Selling Stockholders         $2.02     $10,085,884
Proceeds, before expenses, to the Company on                         $ 2,433,000
exercise of Options and Warrants at varying prices

(1) Reflects current exercise prices for Options and Warrants and assumes holders immediately resold at current market price of $2.02 per share.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ______, 2000.

                                  (Back Cover)

                      ------------------------------------

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Selling Stockholders, the Common Stock, or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Common Stock in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                     --------------------------------------

                               TABLE OF CONTENTS

                                                                           Page

WHERE YOU CAN FIND MORE  INFORMATION.........................................i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................i
SPATIALIZER AUDIO LABORATORIES, INC..........................................1
RISK FACTORS.................................................................4
USE OF PROCEEDS..............................................................8
CAPITALIZATION...............................................................9
BUSINESS ...................................................................10
SELLING STOCKHOLDERS........................................................11
PLAN OF DISTRIBUTION........................................................14
DESCRIPTION OF CAPITAL STOCK................................................14
SHARES ELIGIBLE FOR FUTURE SALE.............................................18
INDEMNIFICATION AND PERSONAL LIABILITY OF OFFICERS AND DIRECTORS............18
LEGAL MATTERS...............................................................19
EXPERTS.....................................................................19

SPATIALIZER AUDIO
LABORATORIES, INC.

The date of this prospectus is ___________, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, part of which has been omitted in accordance with the rules and regulations of the SEC. In addition, the registration statement and this prospectus incorporate by reference certain materials previously filed with the SEC. You should read the exhibits carefully for provisions that may be important to you. We became subject to the reporting requirements imposed under the Securities Exchange Act of 1934 (the "1934 Act") on August 21, 1995, and have filed all reports required to be filed since such date.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov".

      Until February, 1997 when we terminated our listing on the Vancouver Stock Exchange, we and our predecessor, Spatializer Audio Laboratories, Inc., a Yukon corporation ("Spatializer-Yukon"), also were subject to the information and reporting requirements under the Yukon Territory Business Corporations Act and the British Columbia Securities Act. You may read and copy all periodic reports, proxy materials and other reports filed with the Superintendent of Brokers for British Columbia and the VSE at the VSE offices at 609 Granville Street, 4th Floor, Vancouver, B.C. V7Y 1H1, CANADA and at the offices of the Superintendent of Brokers for British Columbia at 865 Hornby Street, Suite 1200, Vancouver, B.C. V6Z 2H4, CANADA, at prescribed rates.

      Upon request, we will provide copies of materials on file at the SEC to stockholders and any person to whom a prospectus is delivered, including material incorporated herein by reference. Requests should be made orally or in writing to Spatializer Audio Laboratories, Inc. at 20700 Ventura Boulevard, Suite 140, Woodland Hills, California 91364, Attention: Secretary, telephone
(818) 227-3370.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

Period
------
Annual Report on Form 10-K.................  Year ended December 31, 1998
Current Reports on Form 8-K................  Filed December 27, 1999
Quarterly Reports on Form 10Q..............  Fiscal quarters ended March 31,
                                             1999, June 30, 1999 and
                                             September 30, 1999
Proxy Statement............................  Filed January 12, 2000

--------------------------------------------------------------------------------

                      SPATIALIZER AUDIO LABORATORIES, INC.

      Spatializer Audio Laboratories, Inc. is a leading developer, licensor and marketer of next generation technologies for the consumer electronics, personal computing, enterprise computing and entertainment industries. Our position as a leading developer of next generation technologies is based on our strong relationships with brand leaders, such as Apple, Toshiba and Hitachi. We conduct our audio business through our parent company and our wholly owned subsidiary, Desper Products, Inc. ("DPI"). DPI has developed a full complement of patented and proprietary 3-D or virtual audio signal processing technologies directed to the consumer electronics and multimedia PC markets. We continue to expand our product offerings to take advantage of the emerging digital audio marketplace specifically for consumer products like Digital Versatile Disc ("DVD") for personal computers, and home entertainment; and interactive positional audio for PC gaming on the Windows 95/98(TM) platforms. As of December 31, 1999, more than 17 million licensed units had been shipped. DPI's 3-D audio signal processing technologies have been incorporated in over 380 products offered by global brand leaders including in consumer electronics, Toshiba, Panasonic, JVC, Hitachi, Mitsubishi, Samsung, Sanyo, Goldstar, Emerson, Zenith and Proton, and in the PC multimedia marketplace, Apple, Compaq, Dell, Gateway, Hewlett Packard, Sony, Micron, Fujitsu, NEC, Seiko-Epson and Labtec, among others. We are focused on broadening recognition for the Spatializer brand name through association with these and other globally recognized consumer electronics and multimedia computer brand leaders, and on broadening our audio technology and software base to position ourselves for continued growth. We believe that with the accelerating growth in the digital audio/video marketplace, the market for virtual audio technologies, and therefore for our products, is entering a new phase of opportunity.

      Our other wholly owned subsidiary, MultiDisc Technologies, Inc., formed in June 1996 when we acquired development stage optical disc storage and robotics assets and technologies from Home Theater Products, International, Inc., a debtor in possession, is now inactive. In September 1998, we announced our plan to refocus our business on the exploitation of our core audio technologies, suspend research and development at MDT and to properly position the MultiDisc assets for sale. Therefore, MDT has been accounted for as a discontinued operation. Since 1998 we have been unsuccessful in identifying a purchaser for this technology. This repositioning strategy recognized that the capital investment required to properly commercialize the MDT technology was beyond our current capacity. We believe this strategy provides a better opportunity to further solidify our position as a leading provider of virtual audio solutions, based on available capital resources.

      In December 1999, we completed the placement of $1 million of Common Stock, at no discount from market, the conversion of $1 million of short-term debt to new Series B Redeemable Convertible Preferred Stock and the restatement of $225,000 on existing secured debt to secured long-term debt (the "December Transactions"). The December Transactions significantly strengthen our balance sheet and restore working capital and shareholder's equity. The resulting liquidity will allow us to emerge from turnaround mode and to pursue growth.

      Our executive offices are located at 20700 Ventura Boulevard, Suite 140, Woodland Hills, California 91364, Telephone (818) 227-3370. We maintain Websites at www.spatializer.com and www.multidisc.com. Information available on our Websites is not part of this prospectus. We were incorporated in the State of Delaware in February, 1994.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Offering

      The Offering relates to the resale of up to 3,672,636 shares of Common Stock which are currently outstanding and 2,525,000 shares of Common Stock reserved for issuance upon exercise of presently outstanding Warrants and Options. Common Stock offered for resale hereunder is to be offered for resale for the account of the Selling Stockholders who already hold stock, Warrants or Options, including certain officers, directors and affiliates. We are not entitled to any of the proceeds of sale of any such securities by the Selling Stockholders, but we will pay the expenses of the filing of the registration statement.

      We will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants. If all outstanding Options and Warrants registered herein are exercised, including those that currently have exercise prices above the market price of our stock, we will receive proceeds of approximately $2.4 million. The proceeds from the exercise of Options and Warrants, from time to time, will be used to fund general corporate purposes and for strategic acquisitions or alliances.

Sales by Selling Stockholders

      The shares of Common Stock being offered for resale by the Selling Stockholders pursuant to this prospectus may be offered by them in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and the registration statement has not been withdrawn by us. The Offering may be through the facilities of the OTC Bulletin Board or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

      The Selling Stockholders include the investors who participated in the December Transactions and were granted registration rights covering the resale of the Common Stock they acquired, entities that have provided services and received Common Stock in connection with these services, and our officers and directors or directors of DPI who hold warrants issued for loans advanced or performance shares. The release of the performance shares from escrow is treated as compensation to the some of the holders of the performance shares, as of the date of release and those individuals may find it necessary to sell a portion of their performance shares to meet their tax obligations. For the others, the inclusion of the shares in our registration statement provides them with the flexibility to dispose of a portion of their shares in the market when their personal needs or planning require the sale.

--------------------------------------------------------------------------------

Outstanding Securities

                                                                                      As
                                                                                   Adjusted(2)
                                                                                   --------
 Shares of Common Stock Outstanding at December 27, 1999         43,655,223       45,594,477
         Reserved for Issuance - Options                          2,859,467(1)     2,859,467(2)
         Reserved for Issuance - Warrants                           905,000(1)     2,640,000(2)

Total Shares of Common Stock Outstanding
         Assuming Exercise of Warrants and Options               47,419,690       51,093,944

Shares Offered by Selling Shareholders                                  N/A        6,197,636
         (including 2,525,000 shares reserved for issuance on
         exercise of Warrants and Options)

                         ------------------------------

(1) Includes all employee and similar options and warrants issued in prior financings.

(2) These amounts include the 2,100,000 warrants issued net of the 500,000 outstanding warrants that were canceled in the December Transactions.

      This prospectus includes references to MultiDisc(TM), Spatializer (R) and other trademarks, tradenames, and product names of Spatializer and of other entities, some of which may not be designated as such.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Investment in our securities is speculative. Please consider carefully the following factors, in addition to the other information contained in or incorporated by reference into this prospectus, before making a decision to purchase our securities. If one or more of these risks actually materialize, our business and the trading price of our Common Stock would likely suffer and you could lose all or part of the money you invested in our Common Stock.

If We Can't Obtain and Enforce Intellectual Property Protection For Our Technologies, Our Business Will Not Be Successful.

      Our success will depend significantly on our ability to obtain and enforce intellectual property protection for our technologies in the United States and in other jurisdictions. Desper Products, Inc. holds certain patents in the field of audio signal processing and has a number of additional patent applications on file with the U.S. Patent and Trademark Office. There can be no assurance that any U.S. patent will be granted on pending applications, or that such patents will provide the breadth of coverage intended. In addition, there is no assurance that any of the rights obtained from our patents will not be challenged, invalidated or circumvented, or that our competitors will not independently develop or patent technologies that are equivalent or superior to our technology.

      While we have attempted to protect our technology and general intellectual property rights, there is no assurance that our efforts will effectively protect against piracy or theft. Monitoring and identifying unauthorized use of such technology may prove difficult, and the cost of litigation may impact our ability to adequately guard against such piracy and infringement. While we believe the steps we have taken to guard against such abuses are reasonable, there is no assurance we will be successful in this effort.

If Product Development Is Delayed, We Will Experience Delays in Revenues and Competitive Products May Reach the Market Before Our Products.

      We can't predict the timing or the amount, if any, of revenues which we will receive from current or future product sales and licensing activities. Since our inception, we have experienced delays in bringing our products to market and commercial application as a result of delays inherent in technology development, financial resource limits and industry responses and maturity. These delays have resulted in delays in the timing of revenues and product introduction. In the future, new delays in product development or technology introduction on behalf of us, our OEMs, IC foundries or our software producers and marketers could result in further delays in revenues and could allow competitors to reach the market with products before us. In view of the emerging nature of the technology involved, and the rapidly changing character of the entire media, internet and computer markets, our expansion into other technology areas and the uncertainties concerning the ability of our products to achieve meaningful commercial acceptance, there can be no assurance of when or if we will achieve or sustain profitability.

We Have a History of Losses.

      The overall results for 1997 and 1998 reflect continuing losses from operations because of the funding requirements of the development of the MDT server technology and subsequently the wind down costs for MDT. Although we were profitable in each of the first three quarters of fiscal 1999, the first such profitability in our history, there can be no assurance that we will ever sustain an overall positive profit position.

If We Lose Key Personnel, We May Not Be Able To Successfully Operate Our
Business.

      Our future success primarily depends on the abilities and efforts of a small number of individuals, with particular management obligations. Loss of the services of any of these persons could adversely affect our business prospects. While we believe that we will be able to recruit and retain personnel with the skills required for future growth, we can't assure you that we will be successful. Failure to do so could have an adverse impact upon our business, the results of our operations and our prospects. Currently, we have an employment agreement with our vice president of engineering with a term expiring in October 2000, we are finalizing an employment agreement with Henry R. Mandell for a term expiring in 2002 and we are negotiating agreements with three engineers.

If We Can't Raise Additional Capital, We May Have To Modify or Delay Our Development and Marketing Activities.

      We have funded our operations from revenues and from a number of equity financings. We continue to acquire new financing. While our audio subsidiary, DPI, was profitable for the first time during the last two quarters of 1997, these revenues were consumed in financing operations and funding the MDT technology development until we restructured and downsized our operations in September 1998. Since then we have achieved positive operating results at reduced operating levels but have delayed product development.

      With the recent financing and cash generated from our existing operations, we expect to be able to meet our operating obligations and the anticipated additional research, development, and commercial marketing cost for the audio business during the next twelve months.

Because The Market In Which We Operate Is Highly Competitive, We May Not Be Successful in Establishing and Maintaining the Technological Superiority of Our Products Over Those of Our Competitors.

      We are seeking commercial acceptance of our products in highly competitive markets. Our future success is dependent on establishing and maintaining the technological superiority of our products over those of competitors and our ability to successfully identify and bring other compatible technologies and products to market. Certain of our current competitors have access to greater financial resources than we do. There is no assurance that our present or contemplated future products will achieve or maintain sufficient commercial acceptance, or if they do, that functionally equivalent products will not be developed by current or future competitors with access to significantly greater resources. The market for 3D Virtual Audio technologies is characterized by intense competition and commodity pricing pressures. We compete with a number of entities that produce various stereo audio enhancement processes, technologies and products in both traditional two- speaker environments such as consumer electronics and multimedia computing, and in multi-channel, multi- speaker applications such as Home Theater. In the field of 3-D or Virtual Audio, our principal competitors are SRS Labs, Inc., QSound Labs, Inc., Aureal Semiconductor, Inc., CRL and Harman International, some of which have considerably greater capitalization and resources than we do. In the future, our products and technologies may also compete with audio technologies and products developed by other companies, including entities that have business relationships with us. There can be no assurance that we will be able to favorably compete in this market in the future.

Because There Is a Limited Trading Market in Our Stock, You May Not Be Able To Sell the Common Stock, or May Only Be Able To Sell It for Less Than the Offering Price.

      The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "SPAZ." There is no assurance that our current trading will be sustained or expanded as to correspond with your desire for a ready market for our shares.

If We Issue Preferred Stock, Your Rights May Be Adversely Affected.

      We are authorized to issue up to 1,000,000 shares of preferred stock in one or more series, the terms of which are to be determined by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a class on particular matters), preferences as to dividends and liquidation, the conversion feature and dilution impact and redemption rights and sinking fund provisions. Since the Board of Directors has the authority to determine, from time to time, the terms of the Preferred Stock to be issued in the future, there is no limit on the amount of Common Stock (or the related dilution impact) that could be issuable under the terms of future series of preferred stock authorized by the Board of Directors. Of the 1,000,000 shares of preferred stock, 102,967 shares of Series B, 10% Redeemable Convertible Preferred Stock ("Series B Preferred Stock") are issued and outstanding and the issuance of additional shares of Series B Preferred Stock or any other preferred stock could affect the rights of the holders of Common Stock and the value of the Common Stock, could result, upon conversion, in a change of control and could also make it more difficult for the holders of the Common Stock to control voting with respect to significant corporate transactions. See "Description of Capital Stock."

Since Our Officers and Directors Own a Substantial Number of Shares of Our Common Stock, They Can Substantially Control Actions by the Stockholders.

      Our current directors and officers beneficially own or control or have rights to acquire 9.3 million shares of Common Stock or approximately 21.6% of our fully diluted Common Stock. As a result, in addition to their influence as officers and directors, if such persons act together as stockholders, they can substantially control actions by the stockholders with respect to our business and affairs.

Sales of Shares Following This Offering Could Adversely Affect the Market Price of Our Common Stock.

      Virtually all of our currently outstanding Common Stock, including the Common Stock held by our affiliates, will be tradeable currently or in the near future, either under this prospectus or pursuant to Rule 144. Of the issued and outstanding shares of Common Stock, officers, directors and other founders or employees hold Escrowed Performance Shares. Under the currently effective Performance Share Modification Agreements dated December 30, 1996, 5% of the original 5,776,700 Performance Shares were released on June 22, 1997, 5% on June 22, 1998 and 10% on June 22, 1999, and the remainder of the Performance Shares are scheduled to be released automatically as follows: 20% on June 22, 2000; 30% on June 22, 2001; and 30% on June 22, 2002. In addition to the automatic releases, performance shares can be released based on the cash flow release criteria contained in the original June 22, 1992 escrow agreement although, to maintain a stable market in the Company's stock, in any year not more than 30% of the shares will be released, based on the cash flow criteria.

      In addition, under the revised arrangement the performance shares will vest if the individual holder has not voluntarily terminated his or her service with us prior to the applicable vesting dates. Any individual who is involuntarily terminated by us will be entitled to an automatic acceleration of the unvested performance shares. The Board, in its discretion, may allow an individual who has voluntarily terminated his or her services with us to retain a portion or all of any unvested performance shares.

We Do Not Intend To Pay Dividends

      We have not paid any cash dividends on our Common Stock and have no present intention of paying any dividends. Our current policy is to retain earnings, if any, for use in operations and in the development of our business. Our future dividend policy will be determined from time to time by the Board of Directors.

Since Our Securities Are Subject To the Penny Stock Rules, You May Find It More Difficult To Sell Our Common Stock.

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

      The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are presently subject to the penny stock rules, and, as a result, investors may find it more difficult to sell their securities.

                                 USE OF PROCEEDS

      Securities offered for resale hereunder are to be offered for the account of the Selling Stockholders. We are not entitled to any of the proceeds of sale of any such securities, but we will pay the expenses of the filing of the registration statement. We will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants and will apply those proceeds to general corporate purposes. If all outstanding Options and Warrants registered herein are exercised, we will receive proceeds of approximately $2.4 million.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 1999 (assuming none of the currently outstanding Options or Warrants are exercised).

DEBT

Notes Payable                                                           324,149
Advanced from Related Parties                                           907,500
                                                                   ------------
Total Debt                                                         $  1,231,649

STOCKHOLDERS' EQUITY

Preferred shares, $.01 par value, 1,000,000 shares                          281
authorized, 28,140 shares Series A 7% Convertible
Preferred Stock Outstanding at September 30, 1999

Common Stock, $.01 par value, 50,000,000 shares                         360,912
authorized 36,091,184 shares issued and
outstanding at September 30, 1999

Additional Paid-In Capital                                           44,048,255

Accumulated Deficit                                                 (45,915,963)
                                                                   ------------

Total Stockholders' Equity                                           (1,506,515)
                                                                   ------------

Total Capitalization                                               $   (274,866)
                                                                   ============

                                    BUSINESS

      This prospectus incorporates by reference the documents listed herein, including the business descriptions contained therein and, in particular, the description of "Business" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                              SELLING STOCKHOLDERS

      The shares of Common Stock offered hereunder are to be offered for sale, from time to time, by persons acquiring them in private placements, or who may acquire the shares on exercise, from time to time, of Warrants or Options held by them. The shares offered also include the performance shares which have been released to date and which have not been sold by the holders as well as the performance shares to be released in June 2000.

      The following tables set forth the names and addresses of each of the Listed Selling Stockholders, other than officers and directors (who have an address at the Company), indicate their relationship to us or our predecessors and specify security ownership at December 27, 1999, except the security ownership of the participants in the December Transactions, Steven D. Gershick, Henry R. Mandell and Brand Farrar are stated to give effect to the termination of Mr. Gershick's ownership of performance shares and the issuance of these shares to Mr. Mandell and the issuance of shares in the December Transactions and to Brand Farrar. The tables show security ownership before and after giving effect to the sale of Common Stock registered hereunder.

                                                                                                 Percentage
                                                                                  Securities     Ownership
                                                                                    To Be          After
                                                                                   Retained,    Offering, if
                                                                   Percentage       if all          all
                                                                   Ownership      Registered     Registered
                                  Category of Shares                 Before       Securities     Securities
                                  Beneficially Owned     Shares     Offering          are          are Sold
 Name and Relationship                   (1)             Offered       (2)           Sold            (2)
-------------------------------  --------------------   ---------  -----------  --------------  -------------
Henry R. Mandell                 Shares -     168,628     168,628                          0
Chief Executive Officer,         Escrow -     674,516     168,628                    505,888
Chief Financial Officer,         Options -    750,000           0                    750,000
Secretary and Director(3)        Warrants -     5,000           0                          0
                                 Total -    1,598,144     337,256      3.6%        1,255,888         2.8%

Carlo Civelli                    Shares  -    517,924     278,176                          0
Director (4)                     Escrow -   1,112,704     278,176                    834,528
                                 Options -    250,000           0                    250,000
                                 Warrants -    75,000           0                          0
                                 Total  -   1,955,628     556,352      4.4%        1,084,528         2.5%

Stephen W. Desper                Shares -     272,145     272,145                          0
Director                         Escrow -   1,559,305     389,828                  1,169,477
                                 Options -    173,800           0                    173,800
                                 Total  -   2,005,250     661,973      4.6%        1,343,277         3.06%

Gilbert N. Segel                 Shares  -    117,000      22,000                     95,000
Director                         Escrow  -     88,000      22,000                     66,000
                                 Options  -    50,000           0                     50,000
                                 Warrants -     5,000           0                      5,000
                                 Total  -     260,000      44,000        *           216,000           *

                                                                                                 Percentage
                                                                                  Securities     Ownership
                                                                                    To Be          After
                                                                                   Retained,    Offering, if
                                                                   Percentage       if all          all
                                                                   Ownership      Registered     Registered
                                  Category of Shares                 Before       Securities     Securities
                                  Beneficially Owned     Shares     Offering          are          are Sold
 Name and Relationship                   (1)             Offered       (2)           Sold            (2)
-------------------------------  --------------------   ---------  -----------  --------------  -------------
James D. Pace                    Shares -       85,400     25,400                       60,000
Director                         Escrow -      101,597     25,400                       76,197
                                 Options -     130,000          0                      130,000
                                 Warrants -      5,000          0                        5,000
                                 Total -       321,997     50,800          *           271,197         *

Steven D. Gershick (3)           Shares -       83,000     83,000                            0
                                 Options -     300,000    200,000                      100,000
                                 Total  -      383,000    283,000          *           100,000         *

I.N. Inc.                        Warrants -    125,000    125,000          *                 0         *

Lufeng Investments Ltd.          Shares -      179,453    179,453                            0
                                 Warrants -    200,000    200,000                            0
                                 Total -       379,453    379,453          *                 0         *

Bank Insinger de Beaufort        Shares -      448,632    448,632                            0
Herengracht 551                  Warrants -    500,000    500,000                            0
1017 BW Amsterdam                Total -       948,632    948,632        2.17%               0         *
The Netherlands

Brand Farrar & Buxbaum LLP       Shares -       55,000     55,000          *                 0         *
515 S. Flower St., Ste. 3500
Los Angeles, CA 90071

Romofin AG                       Shares -      541,132    448,632                       92,500
Burglestrasse 6                  Warrants -    500,000    500,000                            0
8027 Zurich, Switzerland         Total -     1,041,132    948,632        2.17%          92,500         *

CPR (USA) Inc.                   Shares -    1,537,779    403,769                    1,134,010
101 Hudson St., 37th Floor       Warrants -    450,000    450,000                            0
Jersey City, NJ 07302            Total -     1,987,779    853,769      4.99%(5)      1,134,010     4.99%(5)

LibertyView Funds, L.P.          Shares -    1,447,052    323,015                    1,124,037
Hemisphere House                 Warrants -    360,000    360,000                            0
9 Church Street                  Total -     1,807,052    683,015      4.99%(5)      1,124,037     4.99%(5)
Hamilton, Bermuda HMDX

LibertyView Fund, LLC            Shares -    [406,775]     80,754                    [326,021]
101 Hudson St., 37th Floor       Warrants -     90,000     90,000                            0
Jersey City, NJ 07302            Total -     [496,775]    170,754         1%         [326,021]         *

                                                                                                 Percentage
                                                                                  Securities     Ownership
                                                                                    To Be          After
                                                                                   Retained,    Offering, if
                                                                   Percentage       if all          all
                                                                   Ownership      Registered     Registered
                                  Category of Shares                 Before       Securities     Securities
                                  Beneficially Owned     Shares     Offering          are          are Sold
 Name and Relationship                   (1)             Offered       (2)           Sold            (2)
-------------------------------  --------------------   ---------  -----------  --------------  -------------
Cardinal Capital Mgmt, Inc.      Warrants -   100,000     100,000     *              0             *
3340 Peachtree Road N.E.
Suite 620
Atlanta, GA 30326

----------

(1) Includes Escrowed Performance Shares of Common Stock and Options and Warrants which are currently exercisable or exercisable within 60 days of the date hereof. Escrowed Performance Shares which are scheduled for release from Escrow during 2000 are included as being registered for resale by the respective holders.

(2) Denominator includes all shares reserved for issuance to the specified person on exercise of Options and Warrants which are exercisable within 60 days of the date hereof.

(3) In November 1999, the Board of Directors approved, subject to the finalization of appropriate documentation, the reallocation of the 674,516 performance shares held in escrow for Steven D. Gershick to Henry R. Mandell and the transfer among Mr. Gershick, us and Mr. Mandell of the 168,628 performance shares previously released from escrow to Mr. Gershick. The above table reflects the transactions. Mr. Gershick has appointed Mr. Mandell as his proxy to vote the performance shares.

(4) Clarion Finanz AG is a non-reporting investment company controlled by Carlo Civelli. Holdings of Mr. Civelli and Clarion Finanz AG are combined, and include all shares of the Company held of record or beneficially by either, and all additional shares over which either currently exercises full or partial control, without duplication through attribution.

(5) CPR (USA) Inc., LibertyView Funds, L.P. and LibertyView Fund LLC are affiliated entities but each has made an individual investment in the Company. In addition to limitations set forth in the Certificate of Designation for the Series A Preferred Stock, which limits ownership of the Common Stock by any holder to 4.99% of the Company's outstanding Common Stock, the three entities have independent legal obligations and internal practices which bar them from collectively owning more than 4.99% of any company's outstanding Common Stock at any particular time. Therefore, the disclosure reflects beneficial ownership of the aggregate percentage of Common Stock that could be beneficially owned by the three entities combined at any one time, during the effectiveness of this registration statement.

*     Denotes less than 1% ownership.

                              PLAN OF DISTRIBUTION

      The shares of Common Stock held by the Selling Stockholders may be offered by them in varying amounts and transactions, from time to time, including through the facilities of the OTC Bulletin Board or such other exchange or reporting system where the Common Stock may be traded, at prices then obtainable and satisfactory to them so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, none of the Selling Stockholders has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock as of the date of this prospectus. We will receive the proceeds from the exercise of Options and Warrants but the Selling Stockholders, not we, will receive the net proceeds of any sales of their Common Stock hereunder after payment of any discounts and commissions. We have paid the professional fees and related costs of this registration statement from our general funds.

Registration Rights of Certain Selling Stockholders

      We have granted certain registration rights with respect to Common Stock to the Selling Stockholders who are not our affiliates and who acquired 2,181,930 shares of Common Stock (in the December Transactions and in private placements) or who could acquire 2,475,000 shares issuable on exercise of Warrants issued in the December Transactions (the "Registrable Shares"). We also have agreed that if we propose to register any of our securities under the 1933 Act in connection with the public offering of such securities for cash, including the performance shares, as released, (other than a registration relating solely to the sale of securities pursuant to a Rule 145 transaction) it will allow those holders to have their Registrable Securities included in such registration statement. The Company has agreed to bear all registration expenses in connection with the registration of the Registrable Securities other than underwriting commissions.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital consists of 65,000,000 shares of Common Stock (par value U.S. $.01) of which 43,655,223 were outstanding at December 27, 1999 and 1,000,000 shares of Preferred Stock (par value U.S. $.01) of which no shares were issued and outstanding at December 27, 1999.

Common Stock

      All of the issued shares of our Common Stock are fully paid and non-assessable. Subject to the release and performance conditions relating to Escrowed Performance Shares, all of the shares of Common Stock rank equally as to voting rights, participation in the distribution of our assets on a liquidation, dissolution or winding-up and the entitlement to dividends. Each share of Common Stock entitles the holder to one vote. In the event of our liquidation, dissolution or winding-up or other distribution of our assets, the holders of the Common Stock will be entitled to receive, on a pro-rata basis, all of the assets remaining after we have paid our liabilities. Subject to the rights granted to holders of Preferred Stock, and the limitations on Escrowed Performance Shares, holders of the Common Stock are entitled to dividends only when and to the extent declared by the Board of Directors.

      Of the 43,655,223 shares of Common Stock currently issued and outstanding, 4,527,359 are classified as Escrowed Performance Shares, are held in escrow by our transfer agent, Harris Trust Company of California, and will vest under the modification arrangements.

      We have Options outstanding which could result in the issuance of up to approximately 2.86 million shares of additional Common Stock and have Warrants outstanding which could result in the issuance of up to approximately 2.64 million additional shares of Common Stock. The Options have been granted to officers, directors and employees and the Warrants have been issued in private placements and as payment for services rendered. Warrants are non-transferable and adjusted in the event of a share consolidation or subdivision or other similar change to our capital. See "Executive Compensation" in our Annual Report on Form 10-K or in our Proxy materials for further information with respect to the Options.

      In December 1999, we completed a set of financial transactions (the "December Transactions") with certain existing holders of our equity and debt and with new institutional investors. The December Transactions included the private placement of 1,884,254 additional shares of our Common Stock ($1.05 million in new capital or $0.55725 per share), the issuance of warrants to acquire 2,100,000 shares of Common Stock exercisable for three years at an exercise price of $.67 per share), the cancellation of 500,000 warrants to acquire Common Stock issued in that earlier financing, the conversion of $1 million of short term debt into a new Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") and the conversion of $225,000 of secured debt into secured long term convertible debt.

      In the December Transactions, $895,000 in short term loan advances from officers, directors and their affiliates and certain other securities holders, and accrued interest of $134,647, were restructured into the $1,000,000 in new Series B Preferred Stock. The Series B Preferred Stock, and any dividends therefrom not converted into cash, are convertible commencing in 2001 into restricted Common Stock at a 10% discount, based on the 10 day average closing bid price prior to the conversion, but subject to a minimum conversion of $.56 per share and a maximum of $1.12 per share. We have a three year option to redeem any Series B Preferred Stock, not sooner converted, in whole or in part, in cash.

      In the December Transactions, $225,000 of secured debt, including accrued interest, was converted into secured long term convertible debt. The long term debt is held by existing institutional investors and is secured by essentially all of our assets. The debt, and accrued interest, is convertible at our or the holder's options into registered Common Stock at a conversion price equal to the average 10 day closing bid price prior to conversion but subject to the same minimum and maximum conversion prices set for the Series B Preferred Stock. Also, concurrently with the December Transactions, 55,000 shares were allocated to Brand Farrar & Buxbaum LLP ("Brand Farrar") in payment of a portion of its legal fees.

Preferred Stock Generally

      The Board of Directors is authorized to issue, without stockholder action, up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

Series A Preferred Stock

      In connection with a private placement in April 1998, the Board of Directors authorized the issuance of up to 100,000 shares of Series A, 7% Convertible Preferred Stock ("Series A Preferred Stock") with a par value of $.01 per share and a stated value of $50.00 per share, with a 7% per annum dividend. In the April 1998 private placement, 60,000 shares were issued. None of the Series A Preferred Stock is currently outstanding.

Series B Preferred Stock

      In connection with the December Transaction, the Board of Directors authorized the issuance of up to 150,000 shares of Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") with a par value of $0.01 per share and a stated value of $10.00 per share, with a 10% annual dividend. In the December Transaction 102,967 shares were issued.

      The Series B Preferred Stock ranks: (i) prior to all of our Common Stock, and (ii) prior to any class or series of capital stock created after the Series B Preferred Stock (unless such future class specifically, by its terms, ranks on parity with the Series B Preferred Stock), and (iii) junior to any class or series of capital stock created before the Series B Preferred Stock, in each case as to distributions of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary (all such distributions being referred to together as "Distributions"). The Series B Preferred Stock will bear a 10% per annum cumulative dividend, payable out of assets legally available therefor, at the Conversion Date (as defined below) in cash or Common Stock at the Conversion Price (as defined below), at our option. No dividends shall be paid on the Common Stock or any other subsequently issued stock prior to the payment of dividends on the Series B Preferred Stock.

      In the event of any liquidation, dissolution or winding up, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive a liquidation preference of $10.00 per share plus any accrued and unpaid dividends, subject to adjustments for certain change of control and normal corporate reclassifications and to pro rata distributions in the event that assets are insufficient to fully fund the liquidation preference. Holders of the Series B Preferred Stock have a right to convert their shares, at their option on or after December 29, 2000. The date we receive a notice of conversion from a shareholder shall be treated as a "Conversion Date."

      The conversion price shall be determined on the Conversion Date and shall equal ninety percent of the average of the closing bid prices of Common Stock for ten consecutive trading days ending on the trading day immediately preceding the Conversion Date. The conversion price may not be lower than the average of the closing bid prices of Common Stock for the ten consecutive trading days ending one trading day prior to December 29, 1999 (the "Floor Price") or be higher than 200% of the Floor Price.

      After giving effect to the Series B Preferred Stock, we have 750,000 shares of Preferred Stock remaining reserved for issuance all of which shares which could be issued quickly with terms calculated to delay or prevent a change in control or to make removal of management more difficult. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders or discouraging bids for our Common Stock at a premium because the purchasers would not be in a position to limit certain future capital transactions through the issuance of Preferred Stock. In addition, we believe that conversions of future issuances of Preferred Stock could discourage market interest in our Common Stock because of the dilutive effects on the capital structure and possible price pressure and market overhang because of a potential sale of the Common Stock into the market. If the future preferred stock were to be issued with conversion features that set the conversion price of the preferred stock at less than current market, it could discourage interest in our Common Stock and could have the effect of decreasing the market price of the Common Stock.

Application of California Corporations Code

      Although incorporated in Delaware, our business has been conducted through our operating subsidiaries in the State of California. Section 2115 of the California Corporations Code ("Section 2115") provides that certain provisions of the California Corporations Code shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California shareholders.

      An entity such as Spatializer can be subject to Section 2115 even though we do not ourselves transact business in California if, on a consolidated basis, the average of the property factor, payroll factor and sales factor is more than fifty percent (50%) deemed to be in California during its latest full income year and more than one-half of our outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. We currently are deemed to be subject to Section 2115.

Delaware Corporate Governance Issues

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination has been approved by the directors and shareholders as provided in our Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws incorporate the provisions of Section 203. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock and approval of the holders of at least two-thirds of the voting stock is required to alter, amend or repeal the foregoing provisions.

      We have adopted certain provisions to limit the ability of stockholders to change corporate management. Our Certificate of Incorporation contains provisions which classifies the Board of Directors and provides that Board members may only be removed for cause and with the approval of the holders of two-thirds of the voting stock. The Certificate of Incorporation adopts the interested stockholder provisions described above. While these or similar provisions are commonly adopted by public corporations formed under Delaware law, such provisions may allow management to retain their positions with us and may discourage third parties from attempting to acquire control of us. As a result, our stockholders may have reduced opportunities to sell their stock in transactions where third parties are seeking an interest in us and such third parties may be discouraged from undertaking transactions to acquire a significant interest in us.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of December 27, 1999 and including the effect of the December Transactions, there were 45,594,477 shares of Common Stock outstanding and 2,640,000 shares reserved for issuance on exercise of outstanding Warrants and 2,859,467 shares reserved for issuance on exercise of outstanding Options, representing in the aggregate a fully diluted total of 51,093,944 shares. The shares of Common Stock underlying the Series B Preferred Stock are not reflected since the number of shares will be calculated at the time of conversion. Of that total, approximately 9.3 million, or 21.6%, were held by persons who are officers or directors including 3,640,557 of Escrowed Performance Shares.

                     INDEMNIFICATION AND PERSONAL LIABILITY
                            OF OFFICERS AND DIRECTORS

      Our Certificate of Incorporation contains a provision authorized by Delaware law which eliminates the personal liability of a director to us, or to any of our stockholders, for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. This provision has no effect on the availability of equitable remedies, such as an injunction or rescission for breach of fiduciary duty, including the duty of care. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Our bylaws obligate us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the 1933 Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, our best interest, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The right to indemnity conferred by the Bylaws is a contractual right.

      Such indemnification may be made against (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, us) arising out of a position with us (or with some other entity at our request), and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, us, unless the director or officer is found liable to us and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

      In certain circumstances, Delaware law permits advances to cover such expenses before a final determination that indemnification is permissible. Delaware law requires indemnification for expenses in certain circumstances and, in others, requires that the indemnification be approved by a majority vote of directors not involved in the event. In certain actions brought by or on behalf of us against a person, indemnification of that person is available only after a judicial determination by the Court in which the matter was heard. To the extent that an indemnitee is successful in the defense of any proceeding, he or she is entitled to be indemnified against actual and reasonable expenses incurred in connection with such defense. Our bylaws establish procedures pursuant to which such a determination may be made.

      Delaware law permits us to enter into written agreements confirming (and in certain cases, extending its obligations to) the purchase of insurance on behalf of any of our directors, officers, employees or agents or other corporation, partnership, joint venture, trust or other enterprise whether or not we would have the power to indemnify such insured under Delaware law, against liabilities arising out of their positions with us. To date, we have not obtained any such insurance.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for us by Brand Farrar & Buxbaum LLP.

                                     EXPERTS

      The consolidated financial statements of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been included herein in reliance upon the report of Farber & Hass, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following list itemizes all estimated expenses incurred by the Registrant in connection with this registration statement. The fees and expenses of the Selling Stockholders are being paid by the Company.

Registration Fees                                                    $ 3,305.08
Transfer Agent Fees                                                  $   500.00*
Printing and Engraving Costs                                         $ 3,000.00*
Legal Fees                                                           $15,000.00*
Accounting Fees                                                      $10,000.00*
Miscellaneous                                                        $ 5,000.00*
TOTAL                                                                $36,805.08

----------

*     Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our Certificate of Incorporation contains the following provision:

                                   "ARTICLE IX
                                 INDEMNIFICATION

      SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 1 and the relevant provisions of Delaware law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

      SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions."

      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for such breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or
(iv) for any transactions from which the director derived an improper personal benefit.

      Our Certificate of Incorporation contains the following relevant provision:

                                   "ARTICLE X
                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

            To the fullest extent permitted by Delaware law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
      Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended."

      Our Bylaws obligate us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The Bylaws provide:

                                   "ARTICLE VI
                                 INDEMNIFICATION

      SECTION 1. Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any right to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

      SECTION 2. Agents and Employees. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any other right to which any such person may be entitled apart from the foregoing provisions."

                                      * * *

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

      The preceding discussion of our Certificate of Incorporation, Bylaws and
Section 145 of the DGCL is qualified in its entirety by reference to the complete text of our Certificate of Incorporation and Bylaws which are on file with the SEC.

ITEM 16.          EXHIBITS

2.1* Desper-Spatializer Reorganization Agreement dated January 29, 1992. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

2.2* Arrangement Agreement dated as of March 4, 1994 among Spatializer-Yukon, DPI and Spatializer- Delaware. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.1* Form of Subscription Agreement for August 1994 Private Placement. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.2* Form of Subscription Agreement for November 1994 Private Placement. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.3* Form of Spatializer-Yukon Incentive Stock Option Agreement. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.4* Spatializer-Delaware Incentive Stock Option Plan (1995 Plan). (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.5* Performance Share Escrow Agreements dated June 22, 1992 among Montreal Trust Company of Canada, Spatializer-Yukon and certain shareholders with respect to escrow of 2,181,048 common shares of Spatializer-Yukon. (Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.6* Spatializer-Delaware 1996 Incentive Plan. (Incorporated by reference to the Registrant's Proxy Statement dated June 25, 1996 and previously filed with the SEC.)

4.7*  Form of Subscription Agreement for 1995 Private Placements.

4.8* Form of Subscription Agreement and Warrant Agreement for March 7, 1997 Private Placement.

4.9*  Modification Agreement for Escrowed Performance Shares.

4.10* Form of 7% Convertible Series A Preferred Stock Subscription Agreement,
      Warrant Agreement and Registration Right Agreement (with Form of Amendment) for April 14, 1998 Private Placement.

4.11 Form of Common Stock Subscription Agreement for December 1999 Private Placement with CPR (USA) Inc., LibertyView Funds, L.P. and LibertyView Fund, LLC.

4.12  Form of Secured Non-Negotiable Convertible Promissory Note issued to CPR
      (USA) Inc., LibertyView Funds, L.P. and LibertyView Fund, LLC in the original principal amounts of $112,620.55, $90,096.43 and $22,524.12, respectively.

4.13 Form of Agreement Regarding Indebtedness, dated December 29, 1999, among the Registrant and CPR (USA) Inc., LibertyView Funds, L.P. and LibertyView Fund, LLC.

4.14 Form of Security Agreement, dated December 29, 1999, among the Registrant and CPR (USA) Inc., LibertyView Funds, L.P. and LibertyView Fund, LLC.

4.15 Form of Common Stock Subscription Agreement for December 1999 Private Placement with Bank Insinger de Beaufort.

4.16 Form of Common Stock Subscription Agreement for December 1999 Private Placement with Romofin AG.

4.17 Form of Common Stock Subscription Agreement for December 1999 Private Placement with Arab Commerce Bank.

4.18 Form of 10% Convertible Series B Preferred Stock Subscription Agreement for December 1999 Private Placement with Clarion Finanz, A.B., Carlo Civelli, Henry R. Mandell, James D. Pace, Jerold H. Rubenstein, Gilbert N. Segel, Aton Select Fund, Ltd., and Romofin A.G.

4.19 Form of Agreement Regarding Cancellation of Warrants, dated December 29, 1999, among the Registrant, CPR(USA) Inc., LibertyView Funds, L.P., LibertyView Fund, LLC, Clarion Finanz, A.G. and Aton Select Fund, Ltd.

4.20 Certificate of Designation of Series B 10% Redeemable Convertible Preferred Stock (included in Exhibit 4.18).

5.1 Opinion of Brand Farrar & Buxbaum LLP concerning legality of securities subject to registration.

23.1** Consent of Farber & Hass, independent certified public accountants.

23.2  Consent of Brand Farrar & Buxbaum LLP (included in Exhibit 5.1)

----------

*     Previously filed.
**    To be filed by amendment.

ITEM 17. UNDERTAKINGS.

      We hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Spatializer pursuant to the provisions described in Item 6 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Los Angeles, State of California on February 10, 2000.

                                        SPATIALIZER AUDIO LABORATORIES, INC.


                                        By: /s/ Henry R. Mandell
                                           -------------------------------------
                                           Name:  Henry R. Mandell
                                           Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                        Date
---------                               -----                        ----

/s/ Henry R. Mandell         Chief Executive Officer,          February 10, 2000
------------------------     Chief Financial Officer,
Henry R. Mandell             Secretary and Director


/s/ Carlo Civelli            Director                          February 10, 2000
-------------------------
Carlo Civelli


/s/ James D. Pace            Director                          February 10, 2000
-------------------------
James D. Pace

/s/ Gilbert N. Segel         Director                          February 10, 2000
-------------------------
Gilbert N. Segel


/s/ Stephen W. Desper        Director, Vice Chairman of the    February 10, 2000
-------------------------    Secretary Board
Stephen W. Desper


*By:_____________________
    Henry R. Mandell,
    Attorney-in-Fact

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Spatializer Audio Laboratories, Inc., hereby severally constitute Henry R. Mandell our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and on behalf in the capacities indicated below to enable Spatializer Audio Laboratories, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title
---------                                   -----

/s/ Henry R. Mandell           Chief Executive Officer, Chief
--------------------------     Financial Officer, Secretary
Henry R. Mandell               and Director


/s/ Stephen W. Desper          Director, Vice Chairman of the Board
--------------------------
Stephen W. Desper

/s/ Carlo Civelli              Director
--------------------------
Carlo Civelli


/s/ James D. Pace              Director
--------------------------
James D. Pace

/s/ Gilbert N. Segel           Director
--------------------------
Gilbert N. Segel


                                      II-9